As filed with the Securities and Exchange Commission on July 31, 2006
Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________
Score One, Inc.
(Exact name of registrant as specified in its charter)
_____________________

Nevada
(State or other jurisdiction of incorporation or organization)

880409164
(IRS Employer Identification No.)
_____________________

Suites 2203-06, Level 22, Office Tower, Langham Place, 8 Argyle street, Mongkok, Kowloon, Hong Kong
(Address of Registrant's principal executive offices, including zip code)
_____________________

2006 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN
(Full title of the Plan)

Registered Agent Solutions, 726 S. Casino Center Drive, Suite 207, Las Vegas, Nevada 89101
(Name, address and telephone number of agent for service)

____________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [2]
Common Stock, $0.001 Par Value[1]	6,000,000	$0.0001	$600	$6.42
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1	Consists of 6,000,000 shares of common stock issuable under the Company’s 2006 Incentive and Nonstatutory Stock Option Plan.
2	The registration fee is calculated pursuant to Rule 457(h).

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

	Form S-8 Item Number and Caption	Caption in Prospectus
1.	Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Facing Page of Registration Statement and Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Cover Page of Prospectus and Outside Cover Page of Prospectus

3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Not Applicable

4.	Use of Proceeds	Not Applicable

5.	Determination of Offering Price	Not Applicable

6.	Dilution	Not Applicable

7.	Selling Security Holders	Sales by Selling Security Holder

8.	Plan of Distribution	Cover Page of Prospectus and Sales by Selling Security Holder

9.	Description of Securities to be Registered	Description of Securities;

10.	Interests of Named Experts and Counsel	Legal Matters

11.	Material Changes	Not Applicable

12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference

13.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification of Directors and Officers; Undertakings

DATED: July 31, 2006

PART II

Item 3. Incorporation of Documents by Reference.

The Company incorporates the following documents by reference in the registration statement:

The Company's Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 2005; the Company’s Quarterly Reports on Form 10-QSB filed the quarters ended September 30, 2005, March 31, 2006, and June 30, 2006.

All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant’s securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Officers and Directors

The Company's Bylaws and the Nevada Revised Statutes provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

5	Opinion of Oswald & Yap, APC, consent included, relating to the issuance of the securities pursuant to the 2006 Incentive and Nonstatutory Stock Option Plan

10.1	2006 Incentive and Nonstatutory Stock Option Plan, dated June 12, 2006

23.1	Consent of Oswald & Yap, APC (contained in their opinion set forth as Exhibit 5)

23.2	Consent of Jeffrey Tsang & Co., Certified Public Accountants

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hong Kong, on July 31, 2006.

Score One, Inc.

/s/ Hoi Ho Kiu
By: Hoi Ho Kiu Its: Chief Executive Officer